BUYING AGENCY AGREEMENT
                                     BETWEEN
                        NISSHO IWAI AMERICAN CORPORATION
                                       AND
                           COLUMBIA SPORTSWEAR COMPANY
                                 JANUARY 1, 1992

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                             BUYING AGENCY AGREEMENT


       DATED:  JANUARY 1, 1992

     BETWEEN:  NISSHO IWAI AMERICAN CORPORATION                           "NIAC"
               1211 S.W. Fifth Avenue
               Portland, Oregon  97204

        AND:   COLUMBIA SPORTS COMPANY                                "COLUMBIA"
               6600 N. Baltimore Street
               Portland, Oregon  97203

     NIAC and COLUMBIA entered into the Buying Agency Agreement dated as of January 1, 1989, pursuant to which COLUMBIA appointed NIAC as its buying agent with respect to all clothing goods, materials and products which COLUMBIA would purchase outside of the United States for resale by COLUMBIA in the United States (collectively the "Goods"); and NIAC and COLUMBIA desire to terminate said prior agreement as of December 31, 1991 and to create a new agreement governing their relationship commencing on January 1, 1992.

     THEREFORE, the parties agree as follows:

                                    ARTICLE I

                              AGREEMENT TO PURCHASE

     During each year of this Agreement, COLUMBIA agrees that it shall purchase through NIAC, as its buying agent, at least eighty percent (80%) of the Goods which COLUMBIA purchases outside of the United States for resale by COLUMBIA in the United States.

                                   ARTICLE II

                      AGREEMENT TO PROCURE GOODS FOR RESALE

     During the term of this Agreement, NIAC will purchase as COLUMBIA's agent, on F.O.B. vessel loading port of country of origin (hereinafter referred to as "F.O.B. price"), all Goods requested by COLUMBIA, and deliver such Goods or arrange for their delivery to a port specified by COLUMBIA within the United States. COLUMBIA shall be responsible for locating the source of Goods and negotiating the purchase, the price, and delivery schedules for such Goods with the suppliers.

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     On behalf of COLUMBIA, NIAC shall advance the costs for acquisition of the
Goods and other costs incurred in bringing the Goods, cleared through customs, to the point of delivery. Reimbursable Costs will include, without limitation, the amount paid by NIAC to the supplier for Goods purchased, transportation costs, costs of loading and unloading, costs of insurance, any costs incurred in protecting the Goods, custom duties, and fees of custom brokers for air shipment. Reimbursable Costs will not include bank service charges, fees of custom brokers (except for air shipment), and salaries paid to NIAC's own employees or NIAC's overhead costs. COLUMBIA shall reimburse NIAC for all such Reimbursable Costs together with a commission for its services as COLUMBIA's buying agent in the amount of two percent (2%) of the F.O.B. price of the Goods purchased, country of origin.

                                   ARTICLE III

                               REIMBURSEMENT TERMS

     3.1 NIAC shall invoice COLUMBIA after delivery of the Goods for all Reimbursable Costs for the Goods and for NIAC's commission. Any unanticipated Reimbursable Costs incurred thereafter shall be billed by NIAC as soon as possible after such costs are incurred.

     3.2 The Reimbursement Starting Date shall be each disbursement date of the letter of credit opened by NIAC for the supplier. COLUMBIA shall pay NIAC for all Reimbursable Costs and the applicable commission for Goods in United States currency within Ninety (90) days from the Reimbursement Starting Date (the "Due Date").

     3.3 COLUMBIA shall pay interest to NIAC on all Reimbursable Costs and NIAC's commission at a rate equal to one and one quarter percent (1.25%) over the three month LIBOR printed in the Wall Street Journal in effect on the first day of each month. Interest shall accrue from the Reimbursement Starting Date to the date of payment by COLUMBIA for such invoice.

     3.4 Overdue interest shall be payable on all amounts due NIAC from the Due Date of said amount to the date NIAC actually receives payments thereof. The applicable overdue interest rate shall be the Prime Rate announced by Citibank N.A., New York plus five percent (5%) or the maximum rate allowed by law, whichever is lower as set forth on each invoice issued by NIAC.

                                   ARTICLE IV

                                 LINE OF CREDIT

     4.1 Prior to November 10 of each year, COLUMBIA shall submit to NIAC its annual preliminary financial plan for COLUMBIA's forthcoming fiscal year. Such plan will consist of monthly income statements, balance sheets, and statements of cash flows and

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will be in substantially the same format as the 1991 plan. By November 10 of each year, COLUMBIA also shall submit its financial statements for the current fiscal year through September and its preliminary income statement for October. Such statements shall be prepared in accordance with generally accepted accounting principles, and such statements shall be certified by the chief financial officer of COLUMBIA as being accurate and having been prepared in this manner. Following a reasonable review of said annual financial plan and the financial statements, and provided NIAC is reasonably satisfied with the financial plan and the financial statements, NIAC shall specify the amount of the credit line which it is willing to establish for COLUMBIA for the purchase of Goods under Articles II and III above for the forthcoming COLUMBIA fiscal year. The amount of credit which shall be applied against the credit line shall be equal to the amount of outstanding invoices from NIAC to COLUMBIA which have not been paid.

     4.2 Notwithstanding the above, however, NIAC shall have no obligation to place orders for Goods requested by COLUMBIA or extend credit under the credit line if at any time:

          1. COLUMBIA has operated at a loss during any three consecutive fiscal quarters or COLUMBIA has accumulated a loss in the current fiscal year, the total amount of which exceeds 50 percent of the amount of retained earnings at the end of the preceding fiscal year;
          2. There are outstanding invoices which have not yet been paid by COLUMBIA and existing purchase orders which have not yet been invoiced to COLUMBIA for payment both of which total more than 100 percent of the approved credit line; or
          3. There is any default by COLUMBIA under this Agreement.

                                    ARTICLE V

                    WARRANTY LIMITATIONS AND INDEMNIFICATION

     5.1 NIAC shall purchase the Goods ordered by COLUMBIA from those Suppliers chosen by COLUMBIA. NIAC shall assign to COLUMBIA any warranties regarding the Goods which are provided by the suppliers, but shall not provide any warranties itself. NIAC EXPRESSLY DISCLAIMS ALL WARRANTIES, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY OR FITNESS. NIAC shall not be obligated to pay or give any purchase discount or allowance to COLUMBIA for defective or B Grade goods. NIAC shall, however, give COLUMBIA any discounts or allowance given to NIAC by the supplier for Goods.

     5.2 COLUMBIA hereby releases and shall indemnify and hold harmless NIAC from any claim, loss, or liability arising from any claim by any third party against NIAC arising out of this Agreement, any actions or omissions of NIAC pursuant to this Agreement,

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or the Goods purchased hereunder unless and to the extent such claim, loss or liability arises from the sole negligence of NIAC.

     5.3 COLUMBIA shall maintain with a reasonably acceptable insurance company product liability insurance in an amount per occurrence of not less than $1,000,000 covering any claim of product liability with respect to the Goods delivered by NIAC to COLUMBIA under this Agreement, naming NIAC as an additional named insured, and providing for not less than ten (10) days' advance notice to NIAC of cancellation. COLUMBIA shall submit to NIAC promptly upon issuance of such policy of insurance and upon each anniversary thereof a certificate issued by the insurance company evidencing such insurance.

     5.4 NIAC, at COLUMBIA's expense, shall have the obligation of maintaining appropriate insurance on the Goods until delivered to the point of delivery.

                                   ARTICLE VI

                               REPORTS AND RECORDS

     For so long as COLUMBIA is indebted to NIAC, COLUMBIA shall prepare and submit to NIAC the following reports and documents:

     6.1 Within forty-five (45) days following the end of each calendar month, COLUMBIA shall submit the following:

          1. A balance sheet (a consolidated balance sheet if COLUMBIA has any subsidiaries in the future) as of the close of the month just ended.
          2. A statement of income and retained earnings (a consolidated statement if COLUMBIA has any subsidiaries in the future) for the period ended at the close of the month just ended, for such month and for the fiscal year to date.
          3. The month-end borrowing base certificate, submitted to COLUMBIA's lead bank, under its revolving credit agreement.

     6.2 Within forty-five (45) days following the end of each calendar quarter COLUMBIA shall submit the following:

          1. A report showing the amount owed to COLUMBIA by each major customer of COLUMBIA as of the close of each calendar quarter just ended, and the amount owed by COLUMBIA to NIAC at such time.

          2. A report in such detail as NIAC reasonably shall require showing the inventory of COLUMBIA on hand at the close of each calendar quarter just ended by location and by category and, if possible, the movement of the inventory during that quarter.

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     6.3 By April 30 following the end of fiscal year of COLUMBIA, which fiscal year will end December 31, COLUMBIA shall furnish to NIAC a report of the certified public accountants regularly employed by COLUMBIA concerning their examination of the financial statements of COLUMBIA as of the end of the last fiscal year of COLUMBIA.

     6.4 Miscellaneous:

          1. All financial statements to be submitted to COLUMBIA to NIAC shall be prepared in accordance with generally accepted accounting principles consistently maintained by COLUMBIA.
          2. COLUMBIA shall inform NIAC of the credit limit it has been extended by its leading bank and of the interest rate it is paying for funds at its earliest convenience after negotiating its line of credit.
          3. COLUMBIA shall prepare and submit to NIAC from time to time such other information and reports relating to the affairs of COLUMBIA as NIAC may reasonably request.
          4. In the event that COLUMBIA provides NIAC with confidential information which is marked in writing to be confidential, NIAC shall use its best efforts to maintain the confidentiality of all such confidential information in the same manner in which NIAC maintains its own confidential information. Upon termination of this Agreement, if requested by COLUMBIA in writing, NIAC, at its option, will deliver to COLUMBIA or destroy that confidential information of COLUMBIA which NIAC does not need to retain for its own business purposes in connection with this Agreement.

                                   ARTICLE VII

                               ORDERING FORECASTS

     7.1 In order to facilitate NIAC's procurement of Goods, COLUMBIA shall provide NIAC from time to time and as requested by NIAC with forecasts of the quantity and type of Goods COLUMBIA intends to purchase using NIAC.

     7.2 COLUMBIA shall give NIAC any orders for Goods to be purchased under this Agreement as far in advance as is reasonably practical from the planned time of production.

     7.3 NIAC will place orders with suppliers and if applicable, open its sight letter of credit, for such orders as soon as reasonably possible after the date on which NIAC receives an order from COLUMBIA.

     7.4 NIAC may delay placing said orders and opening letters of credit if there is any condition as described in Article IV which would permit NIAC to refuse to continue its extension of credit to COLUMBIA.

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                                  ARTICLE VIII

                                      TERM

     This Agreement shall be in effect as of January 1, 1992 and, unless sooner terminated pursuant to its provisions, shall remain in full force and effect until December 31, 1994. This Agreement shall be automatically extended for a 5-year period thereafter unless a party desiring not to renew the Agreement gives the other party written notice of its election not to renew no later than June 30, 1994.

                                   ARTICLE IX

                             TERMINATION AND DEFAULT

     9.1 In the event of a change of control of COLUMBIA, then such event shall be a default under this Agreement and NIAC shall have the right to terminate this Agreement upon ten (10) days' prior written notice to COLUMBIA. A change of control shall be deemed to have occurred if Gertrude Boyle or Tim Boyle is not the chief executive officer of COLUMBIA, or if Gertrude Boyle or Tim Boyle, by themselves or together, do not own a majority of the shares of common stock of COLUMBIA.

     9.2 If any party shall cease to conduct its business or shall make any involuntary assignment of either its assets or its business for the benefit of creditors; if a trustee or receiver is appointed to administer or conduct its business affairs; if it is adjudged in any legal proceeding to be a debtor in bankruptcy; or if any insolvency proceedings are commenced against it and not terminated or dismissed within ninety (90) days, then such event shall be considered a default of the Agreement and the other party may terminate this Agreement.

     9.3 In addition to the special rights of termination provided in the sections above, if any party fails to perform any of its obligations in this Agreement, such failure shall constitute a default of this Agreement. If such non-performance is not cured within thirty (30) days after notice of such failure is sent, then the party giving the notice of non-performance may elect to terminate this Agreement. If written election to terminate is give, this Agreement shall terminate ten (10) days following delivery of this notice.

     9.4 Upon any default the non-defaulting party shall have all rights permitted to it under law including, without limitation, the rights arising from default specified in this Agreement.

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                                    ARTICLE X

                             LIMITATION OF LIABILITY

     Without limiting NIAC's right and COLUMBIA's obligation under Article V of this Agreement, in the event there is any dispute or claim arising from this Agreement or the Goods purchased hereunder, NIAC shall not be liable for any amount in excess of the purchase price of the Goods giving rise to the claim or the dispute, and in no event shall NIAC be liable for any incidental or consequential damages, including without limitation, lost profits. These limitations shall apply to any and all claims or disputes, whether arising from contract, warranty, tort (including negligence) or strict liability.

                                   ARTICLE XI

                                    SECURITY

     COLUMBIA shall not grant (or suffer the existence of) any liens, security interests or encumbrances on any of COLUMBIA's assets to any vendor other than NIAC without (A at least thirty (30) days in advance of such intended grant, giving NIAC written notice thereof and (B) granting NIAC a superior security interest in such assets, provided that this article shall not limit COLUMBIA's ability to grant any liens, security interests or encumbrances to COLUMBIA's banks or other institutional lenders.

                                   ARTICLE XII

                                 "S" CORPORATION

     At all times during the term of this Agreement, COLUMBIA will not make any distribution of cash or other assets to its shareholder in excess of:

          1. Those amount that are required by such shareholders to pay any and all federal and state income tax obligations on the net income of COLUMBIA that passes through to the shareholders under subchapter S of the Internal Revenue Code, including required estimate payments;
          2. 50% of income after provision for state and federal income taxes for such period; and
          3. 100% of the proceeds of any primary common stock offering.

Within ten (10) days after making any distribution permitted hereunder, COLUMBIA shall deliver to NIAC a statement showing the amount of the distribution and how it was calculated for each shareholder.

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                                 ARTICLE XIII

                                  GOVERNING LAW

     This Agreement is made in the State of Oregon and its effectiveness, interpretation and enforcement shall be governed by the law of such state.

                                   ARTICLE XIV

                                     WAIVER

     The waiver of non-performance of an obligation of a party under this Agreement in one case shall not be deemed to be waiver of non-performance of the same obligation m any other case.

                                   ARTICLE XV

                                  FORCE MAJEURE

     No party shall be liable for the failure to carry out its obligations hereunder in the event that it is prevented from doing so by any act beyond its control, including without limitation, war or warlike condition, unavailability of shipping vessels, insurrection, labor disturbances, casualty, governmental tariffs or quotas, or U.S. Government credit restrictions. This Article shall not apply to COLUMBIA's obligation to make any payment as provided in this Agreement.

                                   ARTICLE XVI

                                     NOTICES

     All communications and notices provided for hereunder shall be effective when delivered to the parties at their addresses specified above or to such other parties or places as a party shall designate by written notice to the other. Notices sent by mail shall be effective when delivered.

                                  ARTICLE XVII

     This instrument constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior discussions, agreements and understandings between the parties with respect to the said matter. No amendment, modification or assignment of this Agreement shall be binding on the parties unless made in writing expressly referring to this Agreement and signed by authorized officers or representatives of the parties hereto.

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NISSHO IWAI AMERICAN CORP.                   COLUMBIA SPORTSWEAR COMPANY


By:                                          By:
   -------------------------------------        -------------------------------
   Hiromi Shimooka, General Manager &           Gertrude Boyle,
   Senior Vice President                        Chairman of the Board


                                             COLUMBIA SPORTSWEAR COMPANY


                                             By:
                                                -------------------------------
                                                Tim Boyle, President

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
                   Amendment No. 1 to Buying Agency Agreement
                                     between
                        Nissho Iwai American Corporation
                                       and
                           Columbia Sportswear Company
                                 October 1, 1993

                   AMENDMENT NO. 1 TO BUYING AGENCY AGREEMENT

     THIS AMENDMENT made and entered into October 1, 1993 by and between NISSHO IWAI AMERICAN CORPORATION, 1211 S.W. Fifth Avenue, Suite 2200, Portland, Oregon 97204 ("NIAC") and COLUMBIA SPORTSWEAR COMPANY, 6600 North Baltimore Street, Portland, Oregon 97203 ("COLUMBIA").

                                   WITNESSETH:

     WHEREAS, NIAC and COLUMBIA entered into the Buying Agency Agreement ("AGREEMENT") dated as of January 1, 1992, pursuant to which COLUMBIA appointed NIAC as its buying agent with respect to all clothing goods, materials and products which COLUMBIA would purchase outside of the United States for resale by COLUMBIA in the United States (collectively the "Goods");

     WHEREAS, COLUMBIA desires to reduce the following:

          i) interest on all reimbursable cost which NIAC invoices to COLUMBIA;

          ii)  the NIAC commission.

      Rate
      ----
               Existing Rate             New Rate
               -------------             --------

               i)  1.25% above three     0.5% above three
                   month LIBOR rate      month LIBOR rate

               ii) 2%                    1.5%

     WHEREAS, NIAC desires to increase the share of sales through NIAC to COLUMBIA in exchange of acceptance by NIAC for reduction of both an interest and commission rate said above;

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     WHEREAS, NIAC and COLUMBIA desire to extend the term of AGREEMENT until
September 30, 1998.

     NOW, THEREFORE, the parties agree as follows:

ARTICLE 1. AGREEMENT TO PURCHASE
--------------------------------

     The Article I of AGREEMENT shall be read as follows:

     During each year of this Agreement, COLUMBIA agrees that it shall purchase through NIAC, as it buying agent, at least ninety-five (95%) of the Goods which COLUMBIA purchases outside of the United States for resale by COLUMBIA in the United States.

ARTICLE 2. AGREEMENT TO PROCURE GOODS FOR RESALE
------------------------------------------------

     The last sentence of Article II of AGREEMENT shall be read as follows:

     COLUMBIA shall reimburse NIAC for all such Reimbursable Costs together with a commission for its services as COLUMBIA's buying agent in the amount of one and a half percent (1.5%) of the F.O.B. price of the Goods purchased, country of origin.

ARTICLE 3. REIMBURSEMENT TERMS
------------------------------

     A. The first sentence of paragraph 3.2 of Article IV of AGREEMENT shall be read as follows:

     3.2 The Reimbursement Starting Date shall be the date of each payment made by NIAC for the supplier.

     B. The first sentence of paragraph 3.3 of Article IV of AGREEMENT shall be read as follows:

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     3.3 COLUMBIA shall pay interest to NIAC on all Reimbursable Costs and
NIAC's commission at a rate equal to half percent (0.5%) over the three month LIBOR printed in the Wall Street Journal in effect on the first day of each month.

ARTICLE 4. TERM
---------------

     The Article VIII of AGREEMENT shall be read as follows:

     This Agreement shall be in effect as of January 1, 1992 and, unless sooner terminated pursuant to its provisions, shall remain in full force and effect until September 30, 1998. This Agreement shall be automatically extended for a 5-year period thereafter unless a party desiring not to renew the Agreement gives the other party written notice of its election not to renew no later than March 31, 1998.

ARTICLE 5. OTHER TERMS AND CONDITIONS
-------------------------------------

     Other terms and conditions than those described herein shall remain unchanged and in full force.

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     IN WITNESS WHEREOF, the parties hereto have caused this AMENDMENT to be executed as of the date first set forth above.

NISSHO IWAI AMERICAN CORP.

By:
   --------------------------------
     Hiromi Shimooka
     General Manager &
     Senior Vice President


COLUMBIA SPORTSWEAR COMPANY


By:
   --------------------------------
     Gertrude Boyle
     Chairman of the Board



COLUMBIA SPORTSWEAR COMPANY


By:
   --------------------------------
     Tim Boyle
     President

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